Exhibit 99.01
NEWS RELEASE for November 13, 2008 AT 7:30 AM ET

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS THIRD QUARTER 2008 RESULTS
IRVINE, CA, November 13, 2008
     Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products used in the treatment of patients suffering from severe angina, today reported financial results for its third quarter ended September 30, 2008.
     Third Quarter Financial Results
     Sales in the third quarter of 2008 totaled $2,618,000, a 25% decrease from the prior year third quarter sales of $3,486,000. The lower revenue in the current year quarter is primarily attributable to a $534,000, or 59%, decrease in capital sales, and a $326,000, or 14%, decrease in disposable handpiece revenue as compared with the prior year quarter.
     Sales in the first nine months of 2008 totaled $9,719,000, an increase of approximately $427,000 or 5% from sales of $9,292,000 in the first nine months of 2007. The year to date increase as compared with the prior year period is primarily attributable to a $712,000, or 38%, increase in capital sales offset by a $255,000, or 4%, decrease in disposable handpiece revenue.
     The Company reported a third quarter 2008 operating loss of $310,000 as compared with an operating income of $679,000 in the prior year quarter. The Company’s net loss for the quarter was $308,000, or $0.01 per diluted share, as compared with a net income of $590,000, or $0.01 per diluted share, in the 2007 third quarter.
     For the first nine months of 2008, Cardiogenesis reported operating income of $235,000 as compared with $888,000 for the same period in the prior year. Net income for the first nine months of 2008 was $258,000, or $0.01 per diluted share, compared with $662,000, or $0.01 per diluted share, for the first nine months of 2007.
     Gross profit decreased by $603,000 to $2,144,000 in the current year quarter as compared with $2,747,000 for the 2007 third quarter. Gross margin was 82% of net revenues for the quarter ended September 30, 2008 as compared with a 79% gross margin in the third quarter of 2007. The increase in gross margin for the three month period is primarily attributable to an increase in the average selling price of disposable handpieces.

     Gross profit increased by $751,000 to $8,130,000 for the nine months ended September 30, 2008, as compared with $7,379,000 for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, gross margin was 84% of net revenues as compared to 79% of net revenues for the nine months ended September 30, 2007. The increase in gross profit and gross margin for the nine month period is primarily attributable to higher average selling prices for both laser and disposable handpiece units. In addition, during the second quarter of 2008, the company recognized $234,000 of deferred revenue for which there was no associated cost of goods sold.
     Research and development costs (“R&D”) were $165,000 in the third quarter of 2008 as compared with $103,000 in the 2007 third quarter. Year to date, R&D expenses of $633,000 were $21,000 or 3% higher than the prior year period of $612,000.
     Sales and marketing (“S&M”) expenses of $1,536,000 in the quarter ended September 30, 2008 increased $290,000, or 23%, compared with $1,246,000 for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, S&M expenditures totaled $4,858,000, an increase of $1,590,000, or 49%, compared with $3,268,000 for the nine months ended September 30, 2007. The increase for both the quarter and year to date periods is primarily due to higher compensation expenses related to investments made to strengthen the sales and marketing organization.
     General and administrative expenditures (“G&A”) for the quarter ended September 30, 2008 totaled $753,000 as compared to $719,000 during the quarter ended September 30, 2007. For the nine months ended September 30, 2008, G&A totaled $2,404,000 as compared to $2,611,000 for the nine months ended September 30, 2007. This reduction of $207,000, or 8%, is primarily attributable to lower insurance expense in the current year.
     Richard Lanigan, Cardiogenesis President stated, “To leverage the investments we have made in our sales organization, we are undertaking a major marketing initiative to drive greater awareness of the benefits of TMR within the cardiology community. As we reported in October we began with a successful kick-off at the recent Transcatheter Cardiovascular Therapeutics (TCT) meeting.” Mr. Lanigan explained, “Although intraoperative TMR procedures are performed by the cardiothoracic surgeon, it is the cardiologist that manages the patients and with that patient determines treatment strategies that may include medical management, percutaneous intervention or surgery. Educating cardiologists on the discrete current indications for TMR, as well as future applications is critical to garner their support and referrals for TMR. Engaging them directly will be critical to achieving the clinical and commercial potential of our technology and we plan on providing more color on the topic during our earnings call.”
About Cardiogenesis Corporation
     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. The Company’s market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).

For more information on Cardiogenesis and its products, please visit the Company’s website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the Company’s technologies and the effect of such technologies on the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues	$2,618	$3,486	$9,719	$9,292
Cost of revenues	474	739	1,589	1,913

Gross profit	2,144	2,747	8,130	7,379

Operating expenses:
Research and development	165	103	633	612
Sales and marketing	1,536	1,246	4,858	3,268
General and administrative	753	719	2,404	2,611

Total operating expenses	2,454	2,068	7,895	6,491

Operating (loss) income	(310)	679	235	888
Other income (expense):
Interest expense	(1)	(10)	(22)	(59)
Interest income	13	29	55	94
Non-cash interest expense	—	(13)	—	(89)
Change in fair value of derivatives	—	(133)	—	(323)
Other non-cash income, net	—	38	—	151

Total other income (expense), net	12	(89)	33	(226)

(Loss) income before income taxes	(298)	590	268	662
Tax provision	10	—	10	—

Net (loss) income	$(308)	$590	$258	$662

Net (loss) earnings per share:
Basic	$(0.01)	$0.01	$0.01	$0.01

Diluted	$(0.01)	$0.01	$0.01	$0.01

Weighted average shares outstanding:
Basic	45,292	45,274	45,292	45,274

Diluted	45,292	45,274	45,328	45,274

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September	December
	30,	31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,439	$2,824
Accounts receivable, net of allowance for doubtful accounts of $49 and $28, respectively	1,319	1,763
Inventories	1,380	1,602
Prepaids and other current assets	466	486

Total current assets	6,604	6,675
Long-term investments in marketable securities	75	—
Property and equipment, net	341	457
Other assets, net	27	27

Total assets	$7,047	$7,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$338	$169
Accrued liabilities	1,124	1,458
Deferred revenue	902	1,210
Current portion of capital lease obligation	8	12

Total current liabilities	2,372	2,849
Capital lease obligation, less current portion	14	19

Total liabilities	2,386	2,868

Commitments and Contingencies
Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,314 and 45,274 shares issued and outstanding, respectively	173,938	173,826
Accumulated deficit	(169,277)	(169,535)

Total shareholders’ equity	4,661	4,291

Total liabilities and shareholders’ equity	$7,047	$7,159